EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT between MicroMed Cardiovascular, Inc. (hereinafter “MICROMED”, a Delaware corporation, having its principal office at 8965 Interchange Drive, Houston, TX 77054 and Juliet Markovich (the “Employee”), [                                                                                      ], is made and entered into effective as of November 27, 2006 (the “Effective Date”).

BACKGROUND

WHEREAS, MICROMED is in the business of developing the DeBakey Ventricular Assist Device (VAD) and Employee desires to be employed by MICROMED to assist in this endeavor; and

WHEREAS, MICROMED will immediately provide Employee with confidential and proprietary information relating to MICROMED, including the VAD and its development; and

WHEREAS, Employee acknowledges and agrees that Employee’s receipt of such confidential and proprietary information is adequate consideration for the non-disclosure and non-competition covenants contained below; and

WHEREAS, this Agreement has been fully explained to Employee and Employee has been afforded a reasonable opportunity to consider this Agreement;

AGREEMENT

NOW, THEREFORE, MICROMED and Employee, for the good and sufficient consideration set forth above and below, agree as follows:

1. At-Will Employment.

1.1 MICROMED hereby employs the Employee as Vice President, Chief Financial Officer and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

1.2 Employee understands and acknowledges that her employment with MICROMED is at will, and that either Employee or MICROMED can terminate Employee’s employment at any time, with or without notice and with or without cause, subject to the provisions of Sections 1.3 and 1.4.

1.3 MICROMED may terminate this Agreement without cause at any time by written notice to the Employee, such termination to be effective immediately or upon such later date as may be mutually agreeable; provided, however, that in the event MICROMED elects to terminate this Agreement without cause, MICROMED shall pay the Employee her then current compensation for six months after such termination in bi-weekly payments, subject to the exception to this provision noted in Section 1.4.

1.4 MICROMED may terminate the employment of the Employee under this Agreement for cause if the President of MICROMED, in their good faith opinion, concluded that any of the following events has occurred: (i) the Employee has been convicted of or has pled guilty or nolo contendere to a charge that the Employee has committed a felony under the laws of the United States, (ii) the Employee has committed acts amounting to gross neglect of her duties under this Agreement to the material detriment of MICROMED, or (iii) the Employee is in material breach of the terms set forth in Sections 4 and 5 hereof. Termination of the Employee’s employment under this subsection shall be deemed to occur immediately upon MICROMED giving the Employee written notice of termination under this subsection; provided, however, the Employee shall first be provided with written notice of the basis for such termination, and shall be allowed an opportunity to cure such default within a period of 30 days following such notice, in which event the termination shall only occur in the event such cure is not accomplished within said 30-day period and shall be effective upon the conclusion of said 30-day period.

2. Compensation.

2.1 MICROMED shall pay to Employee at a rate of One Hundred Thousand, Thirty-eight dollars ($138,000.00) per year, presently paid bi-weekly, less any required withholdings.

2.2 Subject to the approval of the MICROMED’s Board of Directors and shareholders, MICROMED shall issue an option to Employee to purchase 100,000 shares of MICROMED’s common stock, upon employment; 50,000 shares of MICROMED’S common stock, upon AMEX or NASDAQ listing; and 50,000 shares of MICROMED’s common stock, upon attainment of certain operational targets (to be defined prior to January 30, 2007) , pursuant to the Company’s 2005 Employee Stock Option Plan (the Plan), at a price of per share equal to the fair market value of the MICROMED’s common stock at the grant date. The option shall contain customary provisions regarding similar options issued under the Plan, including 25% vesting upon issuance, additional 25% per year vesting over a three year period, partial acceleration in the event of a change in control and other provisions as defined in the Plan.

2.3 The Employee shall be entitled to three weeks vacation, accrued bi-weekly, which can start being used as accrued. The Employee shall also receive paid holidays each year of employment according to MICROMED’s holiday schedule then in effect.

2.4 After the Effective Date, MICROMED shall provide to the Employee medical insurance and other employee benefits on the same basis as made generally available to MICROMED’s employees.

2.5 MicroMed will pay on your behalf for the annual professional license renewal as a certified public accountant in the state of Texas. The company will pay on your behalf the annual membership fees to the AICPA and TSCPA, and annual continuing professional education (“CPE”) fees, including reasonable travel expenses as required to maintain your professional CPA license. The time required for you to complete the annual CPE requirement shall not count against vacation time.

3. Confidentiality and Return of Property.

3.1 The Employee agrees that she will not disclose or make available to any other person or entity, or use for her own personal gain, any Confidential Information, except for such disclosures as required in the performance of her duties hereunder. For the purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to MICROMED or in which property rights have been assigned or otherwise conveyed to MICROMED, which information, data or knowledge has commercial value in the business in which MICROMED is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

3.2 The Employee agrees that at the time of leaving MICROMED’S employ, she will deliver to MICROMED (and will not keep in her possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to MICROMED, regardless of whether such items were prepared by the Employee.

4. Duties, Extent of Services.

4.1 During her employment with MICROMED, the Employee shall be required to devote her full professional time, attention and energies to the business of MICROMED.

4.2 Employee acknowledges that MICROMED’S business is by nature a worldwide business, and that MICROMED’S business, research and products do not require that it maintain a physical location close to its customers. Employee further acknowledges that the skills, processes and information developed at MICROMED could be utilized directly and to MICROMED’S detriment with any other business anywhere in the world involved in developing a ventricular assist device or a product with the same primary function (a “Competitive Product”). Employee also acknowledges that the nature of her position at MicroMed will bring her into close contact with much of MICROMED’S Confidential Information. Accordingly, for the consideration described in this agreement, Employee agrees to be bound by the following restrictive covenants.

4.2.1 During the term hereof, and for a period of 12 months after the termination hereof for any reason other than the death or disability of the Employee, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, invest or engage, directly or indirectly, in any business anywhere in the world involved in researching or developing a Competitive Product or accept employment with or render services to such a business as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with the fiduciary relationship of an employee to her employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the voting stock of any corporation subject to the periodic reporting requirements of the Securities and Securities Exchange Act of 1934 shall not violate this Section 4.2.1

4.2.2 The Employee agrees that during the term hereof, and for a period of 12 months after the termination hereof for any reason other than the death or disability of the Employee, she shall not at any time, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any MICROMED employee to leave MICROMED’S employment, (ii) contact, communicate with, solicit or attempt to solicit the business of any customer or acquisition prospect of MICROMED with whom Employee had any actual contact while employed at MICROMED.

4.2.3 The Employee acknowledges that these restrictive covenants are ancillary to otherwise enforceable provisions of this Agreement, including the provisions concerning confidentiality and the return of property set forth in Section 3 above, and that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint that is necessary to protect the good will or other business interests of MICROMED, such as MICROMED’S need to protect its confidential and proprietary information. Employee acknowledges that in the event of a breach by Employee of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction, and permanent injunction. In that connection, Employee acknowledges that in the event of a breach, MICROMED will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

5. Ownership of Intellectual Property.

5.1 Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which Employee made before beginning her employment with MICROMED (collectively called “Prior Inventions”), which belong to Employee or in which Employee has an interest; which relate to MICROMED’S business, products, or research and development; and which are not assigned to MICROMED hereunder. If no such list is attached, Employee represents that there are no such Prior Inventions.

5.2 If in the course of Employee’s employment with MICROMED, Employee incorporated a Prior Invention into a MICROMED product or process, MICROMED is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process.

5.3 Employee hereby assigns and agrees to assign to MICROMED, without further compensation, all rights, title and interest in and to Intellectual Property she develops, conceives, or creates during the term of her employment. Employee further acknowledges that any and all works of authorship developed, conceived or created during the term of her employment are “works for hire” as that term is defined under U.S. copyright law, and include moral rights as defined under U.S. and foreign laws or statutes relating to intellectual or industrial property rights. Without limiting the foregoing, Intellectual Property may take the Form of inventions, discoveries, ideas, improvements, schematics, diagrams, know-how, information, data, plans, designs, methods, specifications, processes, hardware, or software.

5.4 Employee agrees to keep and maintain adequate and current written records of all intellectual property described in Section 5.2 and 5.3 during the term of her employment with MICROMED. The records will be in the form of notes, sketches, drawings and any other format that MICROMED may specify. The records will be available to and remain the sole property of MICROMED at all times.

6. Assignment. This Agreement, and the rights and obligations of MICROMED hereunder, may be assigned or transferred by MICROMED and its successors.

7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Employee at the address listed above or MICROMED at the address listed above to the attention of Mr. Dallas W. Anderson or to such addresses as MICROMED or the Employee shall designate from time to time.

8. Applicable Law. The substantive laws of the State of Texas, excluding any law rule or principle which might refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the parties agree that the state and federal courts situated in Harris County, Texas shall have final jurisdiction over any disputes between the Employee and MICROMED arising hereunder. The Employee and MICROMED agree that venue shall be proper with the state or federal courts in Harris County, Texas to hear such disputes.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

10. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provisions of the Agreement, and all other provisions shall remain in full force and effect. The parties agree to replace the invalid or unenforceable provision with a valid and enforceable provision that approximates the original intent of the parties.

11. Integration. This Agreement constitutes the entire agreement between MICROMED and the Employee with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year hereinabove written.

MICROMED TECHNOLOGY, INC.		The Employee:

By:	/s/ Clifford zur Nieden	/s/ Juliet Markovich
Clifford zur Nieden
Interim, President and Chief Executive Officer

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

        No inventions or improvements

        Additional Sheets Attached

Signature of Employee:	/s/ Juliet Markovich

Print Name of Employee:	/s/ Juliet Markovich

Date: 12-1-06